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                                                                       EXHIBIT B



                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT, dated as of April 9, 1999 (this "Agreement") is entered into by and among TEAM, INC., a Texas corporation ("Buyer"), E. PATRICK MANUEL and B. DAL MILLER (collectively, "Sellers"), and SOUTHWEST BANK OF TEXAS, N.A. (the "Escrow Agent"). The Escrow Agent, the Buyer and the Sellers are referred to collectively herein as the "Parties" and individually as a "Party".

                                  INTRODUCTION

         Pursuant to that certain Stock Purchase Agreement, dated as of even date herewith (the "Purchase Agreement"), by and among Buyer and Sellers, Buyer has agreed to purchase from the Sellers, and the Sellers will sell to Buyer, all of the outstanding capital stock of X-RAY INSPECTION, INC., a Louisiana corporation (the "Acquisition"). It is a condition precedent to the consummation of the Acquisition ("Closing") that the Buyer, the Sellers and the Escrow Agent execute and deliver this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

         SECTION 1. ESTABLISHMENT OF ESCROW ACCOUNT. Concurrently with the execution of this Agreement, Buyer has delivered to the Escrow Agent (a) by wire transfer of immediately available funds, $500,000.00 (the "Escrow Funds"), and
(b) certificates representing in the aggregate 595,000 shares of the common stock, $0.30 par value per share, of Buyer issued to the Sellers (the "Escrow Shares"). Collectively, the Escrow Funds and the Escrow Shares shall be referred to in this Agreement as the "Escrowed Property." The Escrow Agent shall hold the Escrowed Property in an account designated by the Escrow Agent as the "Deferred Payment Escrow Account" (the "Escrow Account"). The Escrowed Property and any interest, dividends, income, or other proceeds earned thereon from and after the date hereof ("Earnings") shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions hereinafter set forth.

         SECTION 2. INVESTMENT OF ESCROW FUNDS; DISTRIBUTION OF EARNINGS.

                  2.1 In the absence of written instructions to the contrary from Buyer and Sellers, the Escrow Agent shall from time to time promptly invest and reinvest the Escrow Funds, if any, in direct obligations of the United States of America or obligations the principal of and interest on which are unconditionally guaranteed by the United States of America (such investments being referred to as "Permitted Investments").

                  2.2 Any Earnings shall be set aside and distributed as provided in Section 2.4.



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                  2.3 The Escrow Agent will act upon joint investment
instructions from Buyer and Sellers the business day after such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest Escrow Funds on the day the instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure or delay in the making of an investment or reinvestment, unless such error, failure or delay results from the Escrow Agent?s gross negligence or willful misconduct, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith. As and when the Escrowed Funds or any Earnings or any portion thereof is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith. None of the Parties hereto shall be liable for any loss of principal or income due to the choice of investments in which the Escrowed Funds is invested or the choice of investments that are converted into cash pursuant to this Section 2.3.

                  2.4 Except as otherwise provided herein, (i) upon the disbursement of the Escrow Funds hereunder, all Earnings shall be distributed to the recipient of the Escrow Funds in an amount equal to the total Earnings thereon multiplied by a fraction, the numerator of which is the amount of Escrow Funds to which such person is entitled hereunder and the denominator of which is the total amount of the Escrow Funds (not including Earnings thereon), and (ii) upon disbursement of the Escrow Shares hereunder, all Earnings shall be distributed to the recipient of the Escrow Shares in an amount equal to the total Earnings thereon multiplied by a fraction, the numerator of which is the amount of Escrow Shares to which such person is entitled hereunder, and the denominator of which is the total amount of the Escrow Shares (not including Earnings thereon). Notwithstanding anything to the contrary contained herein, any provision of this Agreement requiring the disbursement of Earnings by the Escrow Agent shall be construed to refer only to Earnings which have accrued and been paid to the Escrow Agent. Any Earnings which have accrued and, except for the fact that it has not been paid to the Escrow Agent, would be required to be disbursed, shall be disbursed within two business days of being paid.

                  2.5 Pending ultimate distribution in accordance with the terms and conditions herein contained, all Earnings shall be the income of the Buyer. Buyer and Sellers shall file Tax Returns and the Escrow Agent shall file a Form 1099 consistent with such treatment.

         SECTION 3. RELEASE OF THE ESCROWED PROPERTY.

                   3.1 Release of the Escrow Funds. The Escrow Agent shall release the Escrow Funds in accordance with joint written instructions signed by Buyer and Sellers, and otherwise in accordance with the provisions of Section 8 below.



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                  3.2 Release of the Escrow Shares. The Escrow Agent shall
release the Escrow Shares in accordance with joint written instructions signed by Buyer and Sellers, and otherwise in accordance with the provisions of Section 8 below.

                  3.3 Delivery of Certificates. From time to time as necessary, Buyer shall deliver to the Escrow Agent (i) a certificate representing the Escrow Shares to be delivered to the Sellers in accordance with Section 3.2,
(ii) a certificate or certificates representing the Escrow Shares to be segregated to satisfy Pending Claims in accordance with Section 5.1, (iii) a certificate or certificates representing the Escrow Shares to be delivered to Buyer under Section 8.4, and/or (iv) a certificate or certificates representing the unsegregated Escrow Shares that Escrow Agent shall continue to hold in accordance with this Agreement. On receipt of the replacement certificates, the Escrow Agent shall deliver the certificate or certificates as required under (i) and (iii), retain the certificate or certificates for the Escrow Shares as required under (ii) and (iv), and deliver the original certificate or certificates to Buyer for cancellation.

         SECTION 4. NO DISTRIBUTION OF EXPENSES. Except as provided in Section 8 of this Agreement with respect to Buyer, neither Sellers nor Buyer shall be entitled to reimbursement out of the Escrowed Property for any costs and expenses incurred by them in connection with exercising their rights or performing their duties under this Agreement.

         SECTION 5. SEGREGATION OF THE ESCROWED PROPERTY.

                  5.1 The Escrow Agent shall segregate from the Escrow Account and transfer into a separate account (the "Pending Claims Account") maintained by the Escrow Agent for the benefit of Buyer and the Sellers the portion of the Escrowed Property sufficient to satisfy all Pending Claims (as defined below), and shall hold such portion of the Escrowed Property in accordance with this
Section 5. "Pending Claims" shall mean that portion of any Claim (as defined in Section 8) that Seller has contested under Section 8.3.

                  5.2 Any portion of the Escrowed Property segregated under
Section 5.1 shall continue to be segregated and held by the Escrow Agent until the Escrow Agent is directed to release such Escrowed Property under Sections 8.4(ii) or 8.4(iii). Notwithstanding any provision to the contrary contained herein, if there is no Escrowed Property remaining except Escrowed Property held in the Pending Claims Account, the Escrow Agent shall release from the Pending Claims Account any amount in order to make a payment otherwise required under
Section 8.4.

         SECTION 6. VALUATION PRICE. With respect to any disbursement made under
Section 8 below or segregation of Escrow Shares pursuant to Section 5.1 above, the number of Escrow Shares to be disbursed or segregated shall be based on the Valuation Price, as defined below. Buyer shall include a statement of the Valuation Price in any Claims Notice submitted to Escrow Agent under Section 8. "Valuation Price" shall mean the average closing price per share of Buyer's common stock as reported by The Wall Street Journal for the ten trading days immediately preceding the date of the Claims Notice submitted by Buyer under
Section 8.2, subject to appropriate adjustment in the event that, subsequent to the date hereof, Team:



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                  (a) declares a dividend payable in shares of its common stock;

                  (b) splits or combines the shares of its common stock then outstanding;

                  (c) declares a distribution (other than a non-liquidating cash dividend) on shares of its common stock;

                  (d) merges or consolidates with any corporation in which Buyer's common stock is exchanged or converted; or

                  (e) reorganizes, recapitalizes or reclassifies any of the shares of its common stock.

         SECTION 7. TAXPAYER IDENTIFICATION NUMBERS. The Parties acknowledge that payment of any Earnings earned on the Escrowed Property invested in this escrow, or the distribution of any other amounts under this escrow, will be subject to backup withholding penalties unless a properly completed Internal Revenue Service Form W-8 or W-9 certification is submitted to the Escrow Agent by the Party entitled to receive such payment. Any Form W-8 or W-9 certification shall be submitted to the Escrow Agent on or before the date hereof.

         SECTION 8. CLAIMS AGAINST THE ESCROWED PROPERTY.

                   8.1 From and after the Closing, Buyer shall be entitled to
(i) reimbursement out of the Escrow Funds for any Preliminary Net Working Capital Deficit or Net Working Capital Deficit (as such terms are defined in the Purchase Agreement), and (ii) reimbursement out of the Escrow Shares for Adverse Consequences (as such term is defined in the Purchase Agreement) for which the Sellers are responsible as provided in the Purchase Agreement (collectively, the "Claims"). Notwithstanding any of the provisions of the Purchase Agreement, the Escrow Agent shall be entitled to rely conclusively upon the provisions of Sections 8.1-4 hereof in determining whether a Claim shall be paid out of the Escrowed Property.

                   8.2 Buyer shall promptly notify Sellers and the Escrow Agent in writing of any Claims ("Claims Notice"). Failure of Buyer to exercise promptness in such notification shall not amount to a waiver of such Claim unless the resulting delay materially and adversely prejudices Sellers. Such notice shall consist of a description of the Claim and specify the amount (which may be estimated by Buyer) of the Claim in United States dollars.

                   8.3 Sellers may contest the Claims specified in Section 8.2 (or any portion thereof) by giving the Escrow Agent and Buyer written notice signed by each Seller of such contest within twenty days after receipt by Sellers and Escrow Agent of a notice from Buyer under Section 8.2, which notice of contest shall include a statement of the grounds of such contest and shall state the amount, if any, of any such Claim by Buyer that Sellers do not dispute.

                   8.4 Payment of any Claim (or portion thereof) shall become due and payable as follows:



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                           (i) If at 5:00 p.m. (Houston, Texas time) on the
twentieth day after receipt by Sellers and the Escrow Agent of a Claims Notice pursuant to Section 8.2 above, the Escrow Agent has not received written notice from Sellers that the Sellers contests the Claim (or portion thereof) pursuant to Section 8.3 above, the Claim (or the uncontested portion thereof) shall be promptly paid by the Escrow Agent to Buyer;

                           (ii) If the Sellers contest the Claim (or portion
thereof) pursuant to Section 8.3
and the Claim (or portion thereof) is settled by written agreement of Sellers and Buyer, the amount provided in such written agreement shall, upon receipt by the Escrow Agent of a copy of such written agreement or other joint written instructions, signed by Buyer and Sellers, be promptly paid by the Escrow Agent pursuant to the terms of such written agreement or joint written instructions; and

                           (iii) If the Sellers contest the Claim (or portion
thereof) pursuant to Section 8.3 hereof and a Final Determination has been obtained, the amount set forth in such Final Determination shall be promptly paid by the Escrow Agent pursuant to the terms of such Final Determination. A "Final Determination" means a final, non-appealable judgment of a court of competent jurisdiction accompanied by an opinion of counsel for the presenting Party to the effect that such judgment is a final, non-appealable judgment of a court of competent jurisdiction unless the non-presenting Party (whether Buyer or Sellers) delivers an opinion of its counsel to the contrary within twenty days of the delivery of such judgment and such opinion of counsel to the presenting Party to Escrow Agent by the presenting Party, in which case the Escrow Agent shall continue to hold and segregate such portion of Escrowed Property in the Pending Claims Account in accordance with Section 5.1 above.

         SECTION 9. CLAIMS DEADLINE. Any Claim for reimbursement from the Escrowed Property must be asserted in writing by Buyer by means of a Claims Notice received by Sellers and the Escrow Agent prior to 5:00 p.m. (Houston, Texas time) prior to the close of business on the first business day after the date which is three years from the date of this Agreement.

         SECTION 10. THE ESCROW SHARES. Simultaneously with the execution hereof, Sellers have executed and delivered to Escrow Agent such stock powers, endorsed in blank, as are necessary to transfer all of the Escrow Shares held hereunder. So long as any Escrow Shares are held by the Escrow Agent under this Agreement, the Sellers shall from time to time sign and deliver to the Escrow Agent stock powers endorsed in blank to transfer to Buyer the number of Escrow Shares determined in accordance with the provisions of this Agreement. The Parties acknowledge that the sale or other disposition of the Escrow Shares are subject to that certain Stock Restriction Agreement, of even date herewith, by and among the Buyer and the Sellers.

         SECTION 11. THE ESCROW AGENT. To induce the Escrow Agent to act hereunder, it is further agreed by Buyer and Sellers that:

                  11.1 The Escrow Agent shall not be under any duty to give the Escrowed Property held by it hereunder any greater degree of care than it gives its own similar property and



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shall not be required to invest any Escrowed Property held hereunder except as directed in this Agreement. Uninvested Escrowed Property held hereunder shall not earn or accrue interest.

                  11.2 This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other Parties hereto except this Agreement.

                  11.3 The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, Buyer and Sellers shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor escrow agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys? fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Property or any loss of interest incident to any such delays. This Section 11.3 shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

                  11.4 The Escrow Agent shall be entitled to rely in good faith upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                  11.5 The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in good faith in accordance with such advice.

                  11.6 The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of the Escrowed Property and is not responsible for any other reporting. This Section
11.6 shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

                  11.7 The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.



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                  11.8 The Escrow Agent shall not be called upon to advise any
Party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

                  11.9 The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrowed Property to any successor escrow agent jointly designated by the other Parties hereto in writing or to any court of competent jurisdiction pursuant to an action in interpleader, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of the date (the "Resignation Date") of the appointment of a successor (including a court of competent jurisdiction) or the date which is 30 days after the date of delivery of its written notice of resignation to the other Parties hereto. Upon the appointment of a successor escrow agent, such successor escrow agent shall deliver written notice to Buyer and Sellers on the appointment of such successor escrow agent. If at the Resignation Date the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent's sole responsibility after the Resignation Date shall be to safekeep the Escrowed Property until receipt of a designation of successor escrow agent or a joint written disposition instruction by the other Parties hereto or a Final Determination.

                  11.10 The Escrow Agent shall have no responsibility for the contents of any writing of any third party contemplated herein as a means to resolve disputes and may rely without any liability upon the contents thereof.

                  11.11 In the event of any disagreement between Buyer and Sellers resulting in adverse claims or demands being made in connection with the Escrowed Property, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrowed Property until the Escrow Agent shall have received a Final Determination directing delivery of the Escrowed Property or joint written instructions executed by Buyer and Sellers directing delivery of the Escrowed Property, in which event the Escrow Agent shall disburse the Escrowed Property in accordance with such Final Determination or joint written instructions. The Escrow Agent shall act on such Final Determination or joint written instructions without further question.

                  11.12 The compensation of the Escrow Agent (as payment in full) for the services to be rendered by the Escrow Agent hereunder shall be the amount of $2,000.00 at the time of execution of this Agreement and $50.00 per transfer of the Escrow Shares, and reimbursement for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Buyer shall pay all of such fees and expenses identified in this Section 11.12.

                  11.13 No prospectuses, press releases, reports and promotional material, or other similar materials which mention in any language the Escrow Agent's name or the rights, powers, or duties of the Escrow Agent shall be issued by the other Parties hereto or on such Parties' behalf unless the Escrow Agent shall first have given its specific written consent thereto;



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provided, however, that the Escrow Agent acknowledges that Buyer may file a copy of this Agreement as an exhibit with Buyer's filings required under the Securities Exchange Act of 1934, as amended, and the Escrow Agent consents to the appearance of its name in such filings.

         SECTION 12. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Sellers:                     Copy to:

         E. Patrick Manuel                      Liskow & Lewis
         1206 Hwy 190 West                      822 Harding Street
         Eunice, Louisiana 70535                Lafayette, Louisiana 70503
                                                P.O. Box 52008
         B. Dal Miller                          Lafayette, Louisiana 70505
         211 Liberty Ave, Apt 135               Attn:    Mr. Billy J. Domingue
         Lafayette, Louisiana 70508             Facsimile:  (318) 267-2398


         If to Buyer:                           Copy to:

         Team, Inc.                             Chamberlain, Hrdlicka, White,
         200 Hermann Drive                      Williams & Martin
         Alvin, Texas 77511                     1200 Smith Street, Suite 1400
         P.O. Box 123                           Houston, Texas 77002-4310
         Alvin, Texas 77512-0123                Attn:    Mr. Sidney B. Williams
         Attn:    Philip J. Hawk,               Telephone: (713) 658-2516
                    Chairman and CEO            Facsimile:  (713) 658-2553
         Telephone: (381) 331-6154
         Facsimile:  (281) 388-5583

         If to the Escrow Agent:

         Southwest Bank of Texas, N.A.
         P.O. Box 27459
         Houston, Texas 77227-7459
         Telephone: (713) 439-5946
         Facsimile: (713) 439-5994
         Attn:  Ms. Jenifer Stepanik

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be



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deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         SECTION 13. WAIVERS; AMENDMENTS. Any waiver by any Party hereto of any breach of or failure to comply with any provision of this Agreement by any other Party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. This Agreement may only be modified by a writing signed by all of the Parties hereto.

         SECTION 14. CONSTRUCTION. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. Unless otherwise stated, references to Sections are references to Sections of this Agreement.

         SECTION 15. ASSIGNMENT; THIRD PARTIES. The Sellers may not assign this Agreement without the consent of the Buyer. In connection with an assignment by Buyer of the Purchase Agreement in accordance with the terms contained in
Section 11.4 thereof, Buyer may assign this Agreement and its rights and obligations hereunder upon 10 days' prior written notice to the Escrow Agent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns, heirs, administrators and representatives and shall not be enforceable by or inure to the benefit of any third party, except as provided in Section 11.9 with respect to a resignation by the Escrow Agent.

         SECTION 16. TERMINATION. This Agreement shall terminate at the time of the final distribution by the Escrow Agent of all Escrowed Property in accordance with the provisions of this Agreement.

         SECTION 17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

         SECTION 18. GOVERNING LAW; SEVERABILITY. This Agreement shall be construed in accordance with and governed by the internal law of the State of Texas (without reference to its rules, provisions and principles as to choice of law and conflicts of law). The invalidity, legality or enforceability of any provisions of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

         SECTION 19. CONSENT TO SERVICE. Buyer and Sellers hereby irrevocably submit to the jurisdiction of any state or federal court located in Harris County, Texas in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such a state or federal court located in Harris County, Texas. The Parties hereby consent to and grant to



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any such court jurisdiction over the persons of such Parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein above, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         SECTION 20. WAIVER OF SETOFF RIGHTS. The Escrow Agent hereby waives any and all rights to setoff that it may have against the Escrowed Property including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, indemnified costs, or other losses (collectively "Escrow Agent Claims") that the Escrow Agent may be otherwise entitled to collect from any Party to this Agreement, other than Escrow Agent Claims arising under this Agreement.

         SECTION 21. OTHER REMEDIES UNAFFECTED. This Agreement shall not limit the extent to which Buyer may be entitled to indemnification or to the exercise of other rights and remedies under the Purchase Agreement. This Agreement shall not limit or otherwise affect Sellers' or Buyer's rights to indemnity or other remedies under the Purchase Agreement.

                  [Remainder of page intentionally left blank]



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         IN WITNESS WHEREOF, the Parties to this Agreement have caused this
Agreement to be executed by their duly authorized officers as of the date set forth in the preface to this Agreement.

                                  BUYER:

                                  TEAM, INC.


                                  By:
                                       -----------------------------------------
                                       Philip J. Hawk, Chairman and CEO

                                  SELLERS:


                                  ----------------------------------------------
                                  E. Patrick Manuel


                                  ----------------------------------------------
                                  B. Dal Miller


                                  ESCROW AGENT:

                                  SOUTHWEST BANK OF TEXAS, N.A.


                                  By:
                                       -----------------------------------------
                                  Name:
                                         ---------------------------------------
                                  Title:
                                         ---------------------------------------



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